Exhibit 10

FORM OF RESTRICTED STOCK AWARD AGREEMENT

Dear                         :

I am pleased to confirm that the Compensation/Management Development Committee (the “Committee”) of the Board of Directors of Quaker Chemical Corporation (the “Company”) has approved the award (the “Award”) to you of                      shares of $1.00 par value Common Stock of the Company as a Restricted Stock Award under the Quaker Chemical Corporation 2006 Long-Term Performance Incentive Plan (the “Plan”). Subject to your acceptance of the terms and conditions of this Award set forth in this letter agreement (this “Agreement”), this Award is effective as of                                          (the “Effective Date”). Except as provided herein and in the Plan, shares of Restricted Stock subject to this Award will vest in the following installments:

                     Shares on

                     Shares on

                     Shares on

                     Shares on

                     Shares on

The terms and conditions of this Award are governed by this Agreement and the Plan (a copy of which is attached hereto). Unless otherwise defined herein, terms used in this Agreement have the meanings assigned to them in the Plan. In the event of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

1.	As soon as practicable after the Effective Date of this Award, the Company will transfer to and register in your name the number of shares of Common Stock designated in this Award. No deferral opportunity is being offered with this grant of Restricted Stock.

2.	Shares of Restricted Stock transferred under paragraph 1 will be evidenced by one or more certificates bearing a legend referring to the terms, conditions and restrictions applicable to such Restricted Stock. The Company will retain physical possession of such certificates, and you will be required upon demand to execute and deliver one or more stock powers to the Company, endorsed in blank, relating to such shares of Restricted Stock for so long as such shares remain unvested and subject to a risk of forfeiture. Shares of Restricted Stock that have not fully vested under the vesting provisions described herein, and the right to vote such stock and receive dividends thereon, may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered; provided, however, that you may grant to another person a revocable proxy to vote unvested shares of Restricted Stock at a Company stockholder meeting.

3.	You (or your beneficiary) will have full voting rights with respect to shares of Restricted Stock granted to you in this Award.

4.	You will be entitled to receive dividends on shares of Restricted Stock payable to shareholders of record after the Effective Date (unless and until such Restricted Stock is forfeited). Dividends paid on unvested shares of Restricted Stock will be treated as ordinary compensation and are subject to withholding.

5.	Under the Plan, unvested shares of Restricted Stock will be forfeited in the event of termination of your employment with the Company and its subsidiaries, unless such termination is due to (i) your death, (ii) your Total Disability or (iii) your retirement after attaining your retirement date under a formal plan or policy of the Company. Restrictions will also lapse prior to the vesting date set forth above upon (i) an event that would constitute an Option Event (as defined in the Plan), or (ii) any other date or event as may be determined by the Committee in its sole discretion at or after grant of the Award.

6.	Subject to satisfaction of any tax withholding obligation as described below, shares of Restricted Stock that are no longer subject to forfeiture, will be delivered to you or your beneficiary as soon as practicable after the date on which they irrevocably vest. Upon the vesting of shares of Restricted Stock, the prohibition against the sale or transfer of such shares will be lifted and such shares may be treated as any other shares of Common Stock of the Company, subject to any restrictions on transfer that may be applicable under Federal securities laws. The delivery of such shares of Restricted Stock to you or your beneficiary upon vesting will be subject to withholding by the Company of amounts sufficient to cover the applicable withholding obligations. In the event that any required tax withholding upon the settlement of such Awards exceeds your other compensation due from the Company, you agree to remit to the Company, as a condition to the settlement of such Awards, such additional amounts in cash as are necessary to satisfy such required withholding. Any and all withholding obligations may be settled with shares of Common Stock.

7.	Nothing in the Plan or this Agreement will be construed as creating any right in the Participant to continued employment, or as altering or amending the existing terms and conditions of the Participant’s employment.

8.	To the extent not preempted by Federal law, this Agreement shall be construed, administered and governed in all respects under and by the laws of the Commonwealth of Pennsylvania, without giving effect to its conflict of laws principles.

9.	This Agreement contains all the understandings between the parties hereto pertaining to the matter referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. The Participant represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.

Very truly yours,

QUAKER CHEMICAL CORPORATION

BY:

ACCEPTED: